Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

NETWORK INSURANCE SENIOR HEALTH DIVISION ALG, LLC

as Buyer,

NETWORK INSURANCE SENIOR HEALTH DIVISION, INC.

as Seller,

PENN TREATY NETWORK AMERICA INSURANCE COMPANY, INC.

as Parent,

and

PENN TREATY AMERICAN CORPORATION

as Guarantor

January 2, 2009

Section 3.23	Environmental, Health, and Safety Matters	29
Section 3.24	Computer and Technology Security	30
Section 3.25	Certain Business Relationships With Seller and Its Subsidiaries	30
Section 3.26	Insurance Companies	31
Section 3.27	Licenses	31
Section 3.28	Agency Operation	32
Section 3.29	Regulatory Filings	33
Section 3.30	Producers	33
Section 3.31	Commission Rights	33
Section 3.32	Insurance Contracts	34
Section 3.33	Solvency	34
Section 3.34	Fairness of Consideration	34
Section 3.35	Creditors	34
Section 3.36	Data Privacy	35

	ARTICLE IV Buyer's Representations and Warranties

Section 4.1	Organization of Buyer	35
Section 4.2	Authorization of Transaction	36
Section 4.3	Non-contravention	36
Section 4.4	Brokers’ Fees	36
Section 4.5	Funds	36
Section 4.6	Environmental Assessment	36

	ARTICLE V PRE-CLOSING COVENANTS

Section 5.1	General	36
Section 5.2	Notices and Consents	37
Section 5.3	Operation of Business	36
Section 5.4	Preservation of Business	36
Section 5.5	Full Access	36
Section 5.6	Notice of Developments	38
Section 5.7	Exclusivity	38
Section 5.8	Maintenance of Real Property	38
Section 5.9	Leases	38
Section 5.10	No Impairment of Commission Rights	38
Section 5.11	Title Insurance and Surveys	38
Section 5.12	Payment of Accounts Receivable from Affiliates	38

Section 10.12	Construction	52
Section 10.13	Incorporation of Exhibits and Schedules	52
Section 10.14	Specific Performance	52
Section 10.15	Submission to Jurisdiction	52
Section 10.16	Waiver of Trial by Jury	53
Section 10.17	Guaranty	53

EXHIBITS

Exhibit A	Bill of Sale
Exhibit B	Assignment and Assumption Agreement
Exhibit C	Financial Statements

DISCLOSURE SCHEDULE
Section 1.1AL	Assumed Liabilities
Section 3.3	Non-contravention
Section 3.6	Subsidiaries
Section 3.10	Legal Compliance
Section 3.11(a)	Filing of Tax Returns
Section 3.11(c)	Tax Returns
Section 3.12(a)	Owned Real Property
Section 3.12(a)(ii)	Leased Owned Real Property
Section 3.12(b)	Leased Real Property
Section 3.12(i)	Real Property Permits
Section 3.13(c)	Intellectual Property
Section 3.13(d)	Licensed Intellectual Property
Section 3.15	Contracts
Section 3.18	Insurance
Section 3.19	Litigation
Section 3.20(b)	Employees
Section 3.21(a)	Employee Benefit Plans
Section 3.23(b)	Environmental, Health, and Safety Requirements
Section 3.25	Business Relationships with Seller
Section 3.26(a)	Insurance Companies
Section 3.27	Licenses
Section 3.28(b)	Required Funds
Section 3.28(c)	Required Bonds
Section 3.28(g)	Third Party Complaints Related to Products or Services
Section 3.29	Regulatory Filings
Section 3.30	Producers
Section 3.31(a)	Commission Rights
Section 3.31(b)	Consents Related to Commission Rights
Section 3.32	Insurance Contracts

Section 5.2(a)	Additional Required Consents

v

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 2, 2009, by and among Network Insurance Senior Health Division ALG, LLC, a Delaware limited liability company (“Buyer”), Network Insurance Senior Health Division, Inc., a Florida corporation (“Seller”), Penn Treaty Network America Insurance Company, Inc., a Pennsylvania corporation (“Parent”), and Penn Treaty American Corporation, a Pennsylvania corporation (“Guarantor”). Buyer, Seller and Parent are referred to collectively herein as the “Parties.”

WHEREAS, this Agreement contemplates a transaction in which Buyer will purchase all of the assets (and assume certain of the liabilities) of Seller in return for the consideration set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS

“2009 MA Commission Payments” means any commission payments or other compensation payable by any Insurance Company or any other insurance company to Seller with respect to “Medicare Advantage” Insurance Policies with an effective date on or after January 1, 2009.

“Acquired Assets” means all right, title, and interest in and to all of the assets of Seller, including all of its (a) Owned Real Property and Leased Real Property, (b) tangible personal property (such as computers, software, supplies, furniture and automobiles), (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the Laws of all jurisdictions, (d) leases, subleases, and rights thereunder, (e) agreements, contracts, indentures, mortgages, instruments, Liens, guaranties, other similar arrangements, and rights thereunder (including all Commission Rights, whether with respect to 2009 MA Commission Payments, Included Long-Term Care Commissions, other commissions paid to Seller after November 15, 2008, or otherwise), (f) accounts, notes, and other receivables (including the right to all 2009 MA Commission Payments made after the Closing), (g) securities, (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment (including any such item relating to the payment of Taxes), (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from Governmental Bodies, (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, and (k) Cash, including any Cash received in respect of 2009 MA Commission Payments prior to the Closing (to the extent the amount of such

Cash is not withdrawn by Parent in partial payment of the Purchase Price pursuant to Section 2.3); provided, however, that the Acquired Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation, (ii) any Excluded Long-Term Care Commissions, or (iii) any of the rights of Seller under this Agreement (or under any side agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of Law.

“Asbestos Liabilities” means any Liabilities arising from, relating to, or based on the presence or alleged presence of asbestos or asbestos-containing materials in any product or item designed, manufactured, sold, marketed, installed, stored, transported, handled, or distributed at any time, or otherwise based on the presence or alleged presence of asbestos or asbestos-containing materials at any property or facility or in any structure, including any Liabilities arising from, relating to or based on any personal or bodily injury or illness.

“Assignment of Commissions” means, with respect to Commission Rights, an assignment executed by Seller or any of its Affiliates, as the case may be, Buyer or its Affiliates and the related Insurance Company, in a form acceptable to Buyer (unless otherwise provided), including an assignment of all agreements between an Insurance Company, on one hand, and a Producer, on the other hand, that is necessary or advisable to ensure that the Buyer continues to have the same Commission Rights with respect to the Business as operated by it following the Closing as the Seller enjoyed prior to the Closing and that Producers continue to have the same relationship to the Business following the Closing as they had prior to the Closing.

“Assumed Liabilities” means the Liabilities and obligations of Seller set forth in Section 1AL of the Disclosure Schedule and in the dollar amounts set forth therein; provided, however, that, notwithstanding the above, the Assumed Liabilities shall not include (i) any Liability of Seller for Taxes, (ii) any Liability of Seller for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because Seller is transferring the Acquired Assets), (iii) any Liability of Seller for the unpaid Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract or otherwise, (iv) any obligation of Seller to indemnify any Person (including Parent) by reason of the fact that such Person was a director, officer, employee, or agent of Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (v) any Liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (vi) any Liability or obligation of Seller under this Agreement (or under any other agreement between Seller and Buyer entered into on or after the date of this Agreement); or (vii) any Liability or obligations of Seller in respect of errors or omissions.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Basket” has the meaning set forth in Section 9.2(c) below.

“Business” means the business of the Seller as currently conducted and currently proposed to be conducted on the date hereof.

“Business Day” means any day, other than a Saturday or Sunday, on which banks in New York City are open for business.

“Buyer” has the meaning set forth in the preface above.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a) below.

“Buyer Loss” has the meaning set forth in Section 9.2(a) below.

“Buyer Net Closing Cash Statement” has the meaning set forth in Section 2.4(a) below.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“CERCLA” has the meaning set forth in Section 3.23(e) below.

“Closing” has the meaning set forth in Section 2.5 below.

“Closing Accounts Receivable” means the accounts receivable of Seller as of the Closing (for greater clarity, such accounts receivable shall be of the type set forth in the asset categories “Due from Affiliate” and “Income Due” on the Most Recent Balance Sheet).

“Closing Date” has the meaning set forth in Section 2.5 below.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission Rights” means any and all right, title and interest of Seller or any of its officers, directors, Affiliates, agents or representatives in or to any commission payments or other compensation payable by any Insurance Company or any other insurance company including any right to receive first year, new, renewal, contingent or override commission payments, overage, bonuses, service fees or other similar payments either received or due and owing from any party in connection with the solicitation, sale, production, administration, or servicing of insurance, annuities or investment products, except as such relates to the Excluded Long-Term Care Commissions.

“Confidential Information” means non-public information concerning financial data, strategic business plans, customer lists, customer information, information relating to governmental relations, discoveries, practices, processes, methods, marketing plans and other material non-public, confidential information of Seller that, in any case, is not otherwise generally available to the public and has not been disclosed by Seller to a third party under no duty of secrecy or confidentiality to any Person.

“Controlled Group” has the meaning set forth in Code Section 1563.

“Data Laws” has the meaning set forth in Section 3.36 below.

“Disclosure Schedule” has the meaning set forth in Article III below.

“EBITDA” means Seller’s earnings before interest, taxes, depreciation, and amortization determined in accordance with GAAP after giving effect to the addition to Seller’s earnings of its interest, taxes, depreciation, and amortization expenses and of its extraordinary and non-recurring expenses and making such other adjustments agreed to by Buyer and Seller as are set forth on Appendix 1 (it being understood that all elements of the calculation of EBITDA shall be determined in accordance with GAAP and all calculations of EBITDA hereunder shall be made consistent with the methodologies set forth on Appendix 1).

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind.

“Employee Payments” has the meaning set forth in Section 6.7.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Encumbrance Documents” has the meaning set forth in Section 3.12(k) below.

“Environmental, Health, and Safety Requirements” shall mean, as amended and as now and hereafter in effect, all federal, state and local statutes, regulations, ordinances, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Seller for purposes of Code Section 414.

“Estoppel Certificates” has the meaning set forth in Section 7.1(o) below.

“Excess Loss Account” has the meaning set forth in Reg. Section 1.1502-19.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Long-Term Care Commissions” means all renewal commissions that are not Included Long-Term Care Commissions in respect of (i) long-term care Insurance Policies issued prior to 2002 by Parent, American Network Insurance Company or American Independent Network Insurance Company of New York, and (ii) NewCo Long-Term Care Insurance Policies.

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

“Financial Statements” has the meaning set forth in Section 3.7 below.

“FIRPTA Affidavit” has the meaning set forth in Section 7.1(q) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Body” means any foreign, federal, state, provincial, regional, municipal, local or other governmental or administrative authority or regulatory body (and any department, agency, or political subdivision thereof).

“Holdback Amount” has the meaning set forth in Section 2.3 below.

“Improvements” has the meaning set forth in Section 3.12(d) below.

“Included Long-Term Care Commissions” means all renewal commissions in respect of the NewCo Long-Term Care Insurance Policies selected by Buyer by written notice given by Buyer to Seller and Parent not later than 60 days following the Closing, which Insurance Policies will represent not more than $40,000 of 2009 renewal commissions.

“Indemnified Person” has the meaning set forth in Section 9.2(d) below.

“Indemnifying Person” has the meaning set forth in Section 9.2(d) below.

“Independent Public Accountants” has the meaning set forth in Section 2.4(b) below.

“Insurance Companies” means, collectively, each insurance company that is a party to an Insurance Contract with Seller or any of its Affiliates. The term “Insurance Company” means any of the Insurance Companies, as the usage dictates.

“Insurance Contracts” means, with respect to any of the Commission Rights, all contracts and agreements between Seller or any of its agents, representatives or Affiliates, on one hand, and the applicable Insurance Company, agent, representative, Affiliate or individual, on the other hand, which provide for or in any way address or affect such Commission Rights. The term “Insurance Contract” means any of the Insurance Contracts, as the usage dictates.

“Insurance Policies” means all insurance policies, the sale or renewal of which gave rise to Commission Rights. The term “Insurance Policy” means any of the Insurance Policies, as the usage dictates.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Intercompany Transaction” has the meaning set forth in Reg. Section 1.1502-13.

“Knowledge” with respect to an individual means that an individual shall be deemed to have knowledge of a particular fact or other matter if (a) that individual is actually aware of that fact or matter, or (b) a reasonably prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable investigation regarding the accuracy of any representation, warranty or other statement contained in this Agreement to which the qualification of Knowledge applies. With respect to a Person other than an individual, such Person shall be deemed to have Knowledge of a particular fact or other matter if a director, officer or manager of that Person has Knowledge of that fact or other matter.

“Law” means any laws, statutes, regulations, rules, codes, by-laws, guidelines, directives, standards, policies, interpretations, orders, decrees or ordinances and other requirements enacted, adopted, issued or promulgated by any Governmental Body.

“Lease Consents” has the meaning set forth in Section 7.1(n) below.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Seller.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Seller thereunder.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Licenses” means all licenses, permits, certificates of authority, variances, authorizations, approvals, registrations, franchises, orders and similar consents issued by any Governmental Body.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) liens for Taxes not yet due and payable, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that is or would be materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of Seller or to the ability of Seller to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change on the date hereof), but excluding any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions that do not disproportionately impact the Business, (b) changes in United States generally accepted accounting principles, (c) changes in Law, and (d) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

“Material Leased Real Property” has the meaning set forth in Section 7.1(x) below.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 3.7 below.

“Most Recent Fiscal Month End” has the meaning set forth in Section 3.7 below.

“Most Recent Fiscal Year End” has the meaning set forth in Section 3.7 below.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Net Closing Cash” means (a) the amount of Cash of Seller as of the Closing, plus (b) the aggregate amount of Closing Accounts Receivable, minus (c) the sum of (i) the aggregate amount of 2009 MA Commission Payments received by Seller prior to the Closing, and (ii) the aggregate dollar amount of Liabilities and obligations of Seller set forth in Section 1AL of the Disclosure Schedule. For greater clarity, the aggregate amount of the Employee Payments shall not be considered Cash of Seller as of the Closing for purposes of Section 2.3, the Net Closing Cash Certificate, the Buyer Net Closing Cash Statement or the calculation of Net Closing Cash.

“Net Closing Cash Certificate” has the meaning set forth in Section 2.3 below.

“Net Closing Cash Deficiency” means $2,500,000 minus the amount of Net Closing Cash as shown on the Net Closing Cash Certificate, if such amount is greater than zero.

“NewCo Long-Term Care Insurance Policies” means long-term care Insurance Policies issued during 2002 or thereafter by Parent or any of its Affiliates with respect to which Seller received or was entitled to renewal commissions prior to the Closing.

“Non-Disturbance Agreements” has the meaning set forth in Section 7.1(p) below.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, dollar amounts and frequency).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by Seller.

“Parent” has the meaning set forth in the preface above.

“Party” has the meaning set forth in the preface above.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” means with respect to each parcel of Real Property: (a) real estate taxes, assessments and other levies, fees, or charges imposed by a Governmental Body with respect to such Real Property that are (i) not due and payable as of the Closing Date or

(ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’ liens and similar liens for labor, materials, or supplies provided with respect to such Real Property incurred in the Ordinary Course of Business for amounts that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (c) zoning, building codes and other land use Laws regulating the use or occupancy of such Real Property or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over such Real Property that are not violated by the current use or occupancy of such Real Property or the operation of the Business thereon, and (d) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to such Real Property that do not or would not impair the use or occupancy of such Real Property in the operation of the Business thereon.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Body.

“Producer” means each agent, general agent, broker, employee, consultant, producer, financial institution and other Person which markets products by, through or on behalf of Seller.

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

“Purchase Price” has the meaning set forth in Section 2.3 below.

“Real Estate Impositions” has the meaning set forth in Section 3.12(m) below.

“Real Property” has the meaning set forth in Section 3.12(c) below.

“Real Property Laws” has the meaning set forth in Section 3.12(f) below.

“Real Property Permits” has the meaning set forth in Section 3.12(i) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preface above.

“Seller Accounts” means all bank accounts that Seller uses for maintaining its Cash or to which it instructs Insurance Companies to make commission payments.

“Seller Indemnified Parties” has the meaning set forth in Section 9.2(b) below.

“Seller Loss” has the meaning set forth in Section 9.2(b) below.

“Seller Parties” means Seller and Parent.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair market value of the property of such Person is greater than the total amount of its liabilities, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person neither believes nor reasonably should believe that it will incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small amount of capital.

“Source Code” means human-readable computer software and code, in a form other than Object Code form or machine-readable form, including related programmer comments and annotations, help text, data and data structures, object-oriented and other code, which may be printed out or displayed in human-readable form, and, for purposes of this Source Code definition, “Object Code” means computer software code, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Specified Representations” has the meaning set forth in Section 9.2(a) below.

“Surveys” has the meaning set forth in Section 7.1(z) below.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 9.2(d) below.

“Title Commitments” has the meaning set forth in Section 7.1(x) below.

“Title Company” has the meaning set forth in Section 7.1(x) below.

“Title Policies” has the meaning set forth in Section 7(y) below

“Transaction Document” has the meaning set forth in Section 9.1 below.

“WARN Act” has the meaning set forth in Section 3.20(c) below.

ARTICLE II

THE TRANSACTION

Section 2.1  Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing free and clear of all Liens other than Permitted Encumbrances for the consideration specified below in this Article II.

Section 2.2      Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to any other Liability of Seller not included within the definition of Assumed Liabilities.

Section 2.3      Purchase Price. Buyer agrees to pay to Seller a purchase price of $3,500,000, less the amount of any Net Closing Cash Deficiency (the “Purchase Price”). Not later than one Business Day prior to the Closing, Seller shall deliver to Buyer a certificate (the “Net Closing Cash Certificate”) executed by an officer of Seller certifying (a) the amount of Cash of Seller as of the Closing, (b) the aggregate amount of 2009 MA Commission Payments received by Seller prior to the Closing, (c) the aggregate amount of Closing Accounts Receivable, (d) the aggregate amount of Closing Accounts Receivable of the type set forth in the asset category “Due from Affiliate” on the Most Recent Balance Sheet, and (e) the amount of Net Closing Cash. At Closing, the Purchase Price will be paid by (i) Parent withdrawing from the Seller Accounts an amount of Cash equal to the amount described in item (a) above as set forth on the Net Closing Cash Certificate, and (ii) Buyer paying an amount equal to the Purchase Price minus $70,000 (the “Holdback Amount”) minus the amount described in items (a) and (d) above as set forth on the Net Closing Cash Certificate in cash by wire transfer or delivery of other immediately available funds to an account specified in writing by Seller. Buyer shall pay the Holdback Amount to Seller not later than one Business Day following transfer of control of the Seller Accounts to Buyer in accordance with Section 6.4.

Section 2.4	Net Closing Cash Adjustment.

(a)       No later than 30 days after the Closing Date, Buyer may prepare and provide to Seller its calculation of Net Closing Cash showing the basis for difference from the amount of Net Closing Cash set forth on the Net Closing Cash Certificate (the “Buyer Net Closing Cash Statement”). If Seller disagrees with the calculation of Net Closing Cash set forth in the Buyer Net Closing Cash Statement, Seller may, within ten Business Days after delivery of the Buyer Net Closing Cash Statement, deliver a notice to Buyer disagreeing with Buyer’s calculation of Net Closing Cash and setting forth Seller’s calculation of Net Closing Cash. Any such notice of disagreement shall specify those items or amounts as to which the Seller disagrees. If Seller does not timely deliver to Buyer a notice of disagreement, the calculation of Net Closing Cash set forth in the Buyer Net Closing Cash Statement shall be deemed to be final.

(b)       If a notice of disagreement shall be timely delivered pursuant to Section 2.4(a), Buyer and Seller shall, during the ten Business Days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the final amount of Net Closing Cash, including by exchanging information and providing access to the books and records and personnel of the Parties. If during such period, Buyer and Seller are unable to reach such agreement, they shall promptly thereafter cause a certified public accounting firm of national reputation in the United States agreed upon by Buyer and Seller that has not done any work for, and does not have any relationship that would reasonably be expected to impair its independence with, any of Seller, Buyer, Parent or their respective Affiliates (the “Independent Public Accountants”) promptly to review the applicable portions of this Agreement and the disputed items or amounts for the purpose of calculating the Net Closing Cash. In making such calculation, the Independent Public Accountants shall consider only those items or amounts in the Buyer Net Closing Cash Statement as to which the Seller has disagreed as specified in the notice of disagreement delivered pursuant to Section 2.4(a). The Independent Public Accountants shall deliver to the Buyer and the Seller, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Buyer and Seller. The cost of such review and report shall be borne by Buyer unless such report results in Seller being obligated to make a payment pursuant to Section 2.4(c), in which case such cost shall be borne by Seller.

(c)       If the final Net Closing Cash is less than the Net Closing Cash as set forth on the Net Closing Cash Certificate, then, not later than two Business Days following the amount Net Closing Cash being deemed final pursuant to this Section 2.4, Seller and Parent shall pay to Buyer an amount equal to the excess of (i) the Net Closing Cash as set forth in the Net Closing Cash Certificate, over (ii) the final Net Closing Cash as determined pursuant to this Section 2.4.

Section 2.5      Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wollmuth Maher & Deutsch LLP, in New York, New York commencing at 10:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).

Section 2.6      Deliveries at Closing. At the Closing, (a) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7.1 below; (b) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 7.2 below; (c) Seller will execute, acknowledge (if appropriate), and deliver to Buyer (i) a bill of sale for the Assets in the form attached hereto as Exhibit A, (ii) assignments (including Real Property transfer documents) in the forms requested by Buyer and (iii) such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request; and (d) Buyer will execute, acknowledge (if appropriate), and deliver to Seller (A) an Assignment and Assumption Agreement in the form attached hereto as Exhibit B and (B) such other instruments of assumption as Seller and its counsel may reasonably request.

Section 2.7	Allocation.

(a)       Buyer and Seller shall agree upon an allocation of the Purchase Price (and all other capitalized costs) among the Acquired Assets prepared in accordance with Code Section 1060 and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate) within 60 days after the Closing Date, which allocation shall be binding on Buyer and Seller. If Buyer and Seller cannot agree on any such allocation, then neither Buyer nor Seller shall be required to comply with Section 2.7(b).

(b)       Buyer and Seller and their Affiliates shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such agreed allocation. Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such agreed allocation. Neither Buyer nor Seller shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such agreed allocation unless required to do so by applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Seller and Parent jointly and severally represent and warrant to Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article III.

From time to time prior to the Closing, Seller and Parent may supplement and update the Disclosure Schedule delivered pursuant to this Agreement with respect to any matter arising between the date hereof and the Closing Date which, if existing or occurring on the date of this Agreement, would have been required to have been set forth on such Schedules hereto; provided, however, that Seller may not provide any such supplement or update to Section 1AL of the Disclosure Schedule. To the extent that any such supplement or update of the Disclosure Schedule discloses any matter or information that has not been, and is not reasonably capable of being, cured prior to Closing and which has resulted in or would result in a Material Adverse Change to Seller, then Buyer may terminate this Agreement. If Buyer nevertheless consummates closing hereunder, all supplements or updates of the Disclosure Schedule shall be given full effect for the purposes of all representations and warranties hereunder and no claim for breach may be asserted on the basis of any information so disclosed in any such supplement or update.

Section 3.1      Organization of Seller and Parent. Each of Seller and Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation. Parent owns all of the equity securities of Seller.

Section 3.2      Authorization of Transaction. Each of Seller and Parent has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the boards of directors of Seller and Parent (in its capacity as the sole stockholder of Seller) have duly authorized the execution, delivery, and performance of this Agreement by Seller. This Agreement constitutes the valid and legally binding obligation of each of Seller and Parent, enforceable in accordance with its terms and conditions, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general principles of equity.

Section 3.3      Non-contravention. Except as set forth in Section 3.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II above), will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body, or court to which Seller is subject or any provision of the charter or bylaws of Seller or Parent or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller or Parent is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Except as set forth in Section 3.3 of the Disclosure Schedule, neither Seller nor Parent needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article II above).

Section 3.4      Brokers’ Fees. Other than Friedman, Billings, Ramsey & Co., Inc. (“FBR”), neither Seller nor Parent has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated. The fees and expenses of FBR shall be the responsibility of Parent or Guarantor and neither Buyer nor Seller shall have any obligation to pay any such amounts.

Section 3.5      Assets. Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Without limiting the generality of the foregoing, Seller has good and marketable title to all of the Acquired Assets, free and clear of any Liens or restrictions on transfer. The Acquired Assets include all assets necessary to conduct the Business.

Section 3.6      Subsidiaries. Seller does not have any subsidiaries and, except as set forth in Section 3.6 of the Disclosure Schedule, Seller does not own or have any right to acquire, directly or indirectly, any outstanding capital stock of or other equity interests in any Person.

Section 3.7      Financial Statements. Attached hereto as Exhibit C are the following financial statements (collectively, the “Financial Statements”): (a) balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2006 and December 31, 2007 (the “Most Recent Fiscal Year End”) for Seller; and (b) unaudited balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the eleven months ended November 30, 2008 (the “Most Recent Fiscal Month End”) for Seller. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly the financial condition of Seller as of such dates and the results of operations of Seller for such periods, are correct and complete in all material respects, and are consistent with the books and records of Seller (which books and records are correct and complete in all material respects); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

Section 3.8      Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:

(a)       Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b)       Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business;

(c)       no party (including Seller) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving, individually or in the aggregate, more than $25,000 to which Seller is a party or by which it is bound;

(d)       Seller has not imposed or permitted to exist any Lien upon any of its assets, tangible or intangible;

(e)       Seller has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 (individually or in the aggregate) or outside the Ordinary Course of Business;

(f)        Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 (individually or in the aggregate) or outside the Ordinary Course of Business;

(g)       Seller has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $25,000 in the aggregate;

(h)       Seller has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(i)        Seller has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 (individually or in the aggregate) or outside the Ordinary Course of Business;

(j)        Seller has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(k)       there has been no change made or authorized in the charter or bylaws (or other organizational documents) of Seller;

(l)        Seller has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(m)      Seller has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(n)       Seller has not experienced damage, destruction, or loss (whether or not covered by insurance) to its property in an aggregate amount in excess of $25,000;

(o)       Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(p)       Seller has not entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(q)       Seller has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(r)        Seller has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(s)       Seller has not made any other change in employment terms for any of its directors, officers, and employees;

(t)        Seller has not made or pledged to make any charitable or other capital contribution;

(u)       Seller has not paid any amount to any third party with respect to any Liability (including any costs and expenses Seller has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) that would not constitute an Assumed Liability if in existence as of the Closing;

(v)       there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Seller;

(w)	Seller has not discharged a material Liability or Lien;

(x)       Seller has not made any loans or advances of money in an aggregate amount in excess of $25,000;

(y)	Seller has not disclosed any confidential information; and

(z)	Seller has not committed to any of the foregoing.

Section 3.9      Undisclosed Liabilities. Seller has no Liabilities (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (a) Liabilities set forth on the Most Recent Balance Sheet and (b) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of that results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law).

Section 3.10    Legal Compliance. Except as set forth on Section 3.10 of the Disclosure Schedule, Seller has complied with all applicable Law, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

Section 3.11	Tax Matters.

(a)       Except as set forth on Section 3.11(a) of the Disclosure Schedule, Seller has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable Law. All Taxes owed by Seller (whether or not shown or required to be shown on any Tax Return) have been paid. There are no Liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)       Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)       Section 3.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Seller for taxable periods ended on or after December 31, 2005. Seller has delivered to Buyer correct and complete copies of all income Tax

Returns, audit examination reports, and statements of deficiencies assessed against or agreed to by Seller since December 31, 2005.

(d)       Seller has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that are not deductible under Code Section 280G.

Section 3.12	Real Property.

(a)       Section 3.12(a) of the Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property:

(i)        Seller has good and marketable indefeasible fee simple title, free and clear of all liens and encumbrances, except Permitted Encumbrances;

(ii)       except as set forth in Section 3.12(a)(ii) of the Disclosure Schedule, Seller has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii)      there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b)       Section 3.12(b) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Seller has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 3.12(b) of the Disclosure Schedule, with respect to each of the Leases:

(i)        such Lease is legal, valid, binding, enforceable and in full force and effect;

(ii)       the transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those Leases for which Lease Consents are obtained), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iii)      Seller’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease;

(iv)      neither Seller nor, to the Knowledge of the Seller Parties, any other party to the Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(v)       no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(vi)      Seller does not owe, and will not owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(vii)     the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Seller;

(viii)    Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(ix)      Seller has not collaterally assigned or granted any other Lien in such Lease or any interest therein; and

(x)	there are no Liens on the estate or interest created by such Lease.

(c)       The Owned Real Property identified in Section 3.12(a) of the Disclosure Schedule and the Leased Real Property identified in Section 3.12(b) of the Disclosure Schedule (the “Real Property”) comprise all of the real property used in, the Business; and Seller is not a party to any agreement or option to purchase any real property or interest therein.

(d)       All buildings, structures, fixtures, building system and equipment, and all components thereof, including the roof, foundation, load-bearing walls, and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm, and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring, and cable installations, included in the Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the Business. To the Knowledge of the Seller Parties, there are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business as currently conducted thereon.

(e)       Seller has not received notice of any condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or, to the Knowledge of the Seller Parties, threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of the Business as currently conducted thereon.

(f)        The Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Real Property and operation of the Business thereon do not violate any Real Property Laws. Seller has not received any notice of violation of any Real Property Laws and there is no Basis for the issuance of any such notice or the taking of any action for such violation. To the Knowledge of the Seller Parties, there is no pending or anticipated change in any Real Property Laws that will materially impair the ownership, lease, use or occupancy of any Real Property or any portion thereof in the continued operation of the Business as currently conducted thereon.

(g)       Each parcel of Real Property has direct vehicular and pedestrian access to a public street adjoining the Real Property, or has vehicular and pedestrian access to a public street via an insurable, permanent, irrevocable and appurtenant easement benefiting such parcel of Real Property, and such access is not dependent on any land or other real property interest that is not included in the Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Real Property.

(h)       All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of the Business as currently conducted thereon. Each such utility service enters the Real Property from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to such Real Property, and is not dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Real Property.

(i)        All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Bodies, board of fire underwriters, association or any other entity having jurisdiction over the Real Property that are required or appropriate to use or occupy the Real Property or operate the Business as currently conducted thereon have been issued and are in full force and effect. Section 3.12(i) of the Disclosure Schedule lists all material Real Property Permits held by Seller with respect to each parcel of Real Property. Seller has delivered to Buyer a true and complete copy of all Real Property Permits. Seller has not received any notice from any Governmental Body or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to the Knowledge of the Seller Parties, there is no Basis for the issuance of any such notice or the taking of any such action. The Real Property Permits are transferable to Buyer without the consent or approval of the issuing Governmental Body or entity; no disclosure, filing or other action by Seller is required in connection with such transfer; and Buyer shall not be required to assume any additional liabilities or obligations under the Real Property Permits as a result of such transfer.

(j)        The classification of each parcel of Real Property under applicable zoning Law permits the use and occupancy of such parcel and the operation of the Business as currently conducted thereon, and permits the Improvements located thereon as currently constructed, used and occupied. There are sufficient parking spaces, loading docks and other facilities at such parcel to comply with such zoning Law. Seller’s use or occupancy of the Real Property or any portion thereof or the operation of the Business is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Body.

(k)       The current use and occupancy of the Real Property and the operation of the Business thereon do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property (the “Encumbrance Documents”). Seller has not received any notice of violation of any Encumbrance Documents, and there is no Basis for the issuance of any such notice or the taking of any action for such violation.

(l)        None of the Improvements encroaches on any land that is not included in the Real Property or on any easement affecting such Real Property, or violates any building lines or set-back lines, and there are no encroachments onto the Real Property, or any portion thereof, would interfere with the use or occupancy of such Real Property or the continued operation of the Business thereon.

(m)      Each parcel of Real Property is a separate lot for real estate tax and assessment purposes, and no other real property is included in such tax parcel. There are no Taxes, assessments, fees, charges or similar costs or expenses imposed by any Governmental Body, association or other entity having jurisdiction over the Real Property (collectively, the “Real Estate Impositions”) with respect to any Real Property or portion thereof that are delinquent. The Title Commitments set forth all Real Estate Impositions that are due and payable with respect to such parcel. There is no pending or threatened increase or special assessment or reassessment of any Real Estate Impositions for such parcel.

(n)       None of the Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

Section 3.13	Intellectual Property.

(a)       Seller owns or possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Business. Each item of Intellectual Property owned or used by Seller immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Seller has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

(b)             Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and Parent has not and no director or officer (or employee with responsibility for Intellectual Property matters) of Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller Parties, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller.

(c)       Section 3.13(c) of the Disclosure Schedule identifies each patent or trademark registration that has been issued to Seller with respect to any of its Intellectual Property, identifies each pending patent application or application for trademark registration that Seller has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, or other permission that Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Seller has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3.13(c) of the Disclosure Schedule also identifies each material unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $1,000 in the aggregate) and each material unregistered copyright used by Seller in connection with the Business. With respect to each item of Intellectual Property required to be identified in Section 3.13(c) of the Disclosure Schedule:

(i)        Seller owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure;

(ii)       the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii)      no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller Parties and the employees of the Seller Parties with responsibility for Intellectual Property matters, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;

(iv)      Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

(v)       no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Parent or Seller, including a failure by Parent or Seller to pay any required maintenance fees).

(d)       Section 3.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Seller uses pursuant to license,

sublicense, agreement or permission. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (each as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3.13(d) of the Disclosure Schedule:

(i)        the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii)       the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby;

(iii)      no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)      no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(v)       with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct, to the Knowledge of the Seller Parties, with respect to the underlying license;

(vi)      the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(vii)     no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller Parties and the employees of the Seller Parties with responsibility for Intellectual Property matters, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same;

(viii)    Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

(ix)      except as set forth on Section 3.13(d) of the Disclosure Schedule, the underlying item of Intellectual Property does not constitute open source, public source, or freeware Intellectual Property, or any modification or derivative work thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license, or other software that is licensed pursuant to a license that purports to require the distribution of, or access to, Source Code or purports to restrict a party’s ability to charge for distribution or use of software, and was not used in, incorporated into, integrated or bundled with, any Intellectual Property that is, or was, incorporated in, or used in the development or compilation of, any Intellectual Property of Seller.

(e)       To the Knowledge of the Seller Parties and the employees of the Seller Parties with responsibility for Intellectual Property matters: (i) Seller has not in the past and will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Business; (ii) there are no facts that indicate a likelihood of any of the foregoing; and (iii) no notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property from any third party) have been received.

(f)        Seller has taken all necessary and desirable actions to maintain and protect all of the Intellectual Property of Seller and will continue to maintain and protect all of the Intellectual Property of Seller prior to Closing so as not to materially adversely affect the validity or enforceability thereof. To the Knowledge of the Seller Parties, the owners of any of the Intellectual Property licensed to Seller have taken all necessary and desirable actions to maintain and protect the Intellectual Property covered by such license.

(g)       Seller has complied in all material respects with and is presently in compliance with all Laws (including the Federal Trade Commission and State Attorneys General) applicable to any Intellectual Property and Seller shall take all steps necessary to ensure such compliance until Closing.

Section 3.14    Tangible Assets. Seller owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Business. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

Section 3.15    Contracts. Section 3.15 of the Disclosure Schedule lists the following contracts and other agreements to which Seller is currently a party:

(a)       any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;

(b)       any agreement with an Insurance Company, insurance agent or other Producer;

(c)       any agreement creating Commission Rights or which obligates Seller to pay any commissions to a Producer and any other agreement with an Insurance Company or a Producer;

(d)       any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to Seller, or involve consideration in excess of $5,000;

(e)	any agreement relating to a partnership or joint venture;

(f)        any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(g)	any agreement concerning confidentiality or non-competition;

(h)       any agreement involving Parent or any of its Affiliates (other than Seller);

(i)        any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(j)	any collective bargaining agreement;

(k)       any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

(l)        any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

(m)      any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(n)       any agreement under which it has granted any Person any registration rights (including demand and piggyback registration rights);

(o)       any settlement, conciliation or similar agreement, the performance of which will involve payment after the Most Recent Fiscal Month End of consideration in excess of $5,000, or imposition of monitoring or reporting obligations to any Governmental Body outside the Ordinary Course of Business;

(p)       any agreement under which Seller has advanced or loaned any amounts to any other Person;

(q)       any agreement for the payment of any bonus fee, commission or other incentive compensation to any agent, Producer, representative or marketer of Seller; or

(r)        any other agreement (or group of related agreements) the performance of which involves consideration in excess of $5,000.

Seller has delivered to Buyer a correct and complete copy of each written agreement listed in Section 3.15 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.15 of the Disclosure Schedule. With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II above); (iii) Seller is not, and, to the Knowledge of the Seller Parties, no other party to the agreement is, in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) Seller has not, and, to the Knowledge of the Seller Parties, no other party to the agreement has, repudiated any provision of the agreement.

Section 3.16    Notes and Accounts Receivable. All notes and accounts receivable of Seller are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller.

Section 3.17    Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Seller.

Section 3.18    Insurance. Section 3.18 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years:

(a)	the name, address, and telephone number of the agent;

(b)       the name of the insurer, the name of the policyholder, and the name of each covered insured;

(c)	the policy number and the period of coverage;

(d)       the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(e)       a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy currently in effect: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II above); (iii) neither Seller nor, to the Knowledge of the Seller Parties, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) to the Knowledge of the Seller Parties, no party to the policy has repudiated any provision thereof. Seller has been covered during the past five years by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period. Section 3.18 of the Disclosure Schedule describes any self-insurance arrangements affecting Seller.

Section 3.19    Litigation. Section 3.19 of the Disclosure Schedule sets forth each instance in which Seller (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, (b) is a party or, to the Knowledge of the Seller Parties and the employees of the Seller Parties with responsibility for litigation matters, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, or (c) during the five year period prior to the date of this Agreement, has settled, had decided or dismissed, or otherwise resolved or had resolved any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3.19 of the Disclosure Schedule could result in any Material Adverse Change. Parent does not have and no director or officer (or employee with responsibility for litigation matters) of Seller has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Seller or that there is any Basis for the foregoing.

Section 3.20	Employees.

(a)	With respect to the Business:

(i)        there is no collective bargaining agreement or relationship with any labor organization;

(ii)       to the Knowledge of the Seller Parties, no executive or manager of Seller (A) has any present intention to terminate his or her employment, or (B) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides such entity that would be material to the performance of such employee’s employment duties, or the ability of such entity or Buyer to conduct the business of such entity;

(iii)      no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(iv)      to the Knowledge of the Seller Parties, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(v)       no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of the Seller Parties, threatened;

(vi)      there is no workers’ compensation liability, experience, or matter outside the Ordinary Course of Business;

(vii)     there is no employment-related charge, complaint, grievance, investigation, inquiry, or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by Seller (or its officers or directors) of any Law or contract; and

(viii)    to the Knowledge of the Seller Parties, no employee or agent of Seller has committed any act or omission giving rise to material liability for any violation or breach identified in subsection (vii) above.

(b)       Except as set forth in Section 3.20(b) of the Disclosure Schedule, (i) there are no employment contracts or severance agreements with any employees of Seller, and (ii) there are no written personnel policies, rules, or procedures applicable to employees of Seller True and complete copies of all such documents have been provided to Buyer prior to the date of this Agreement.

(c)       With respect to the transactions contemplated by this Agreement, any notice required under any Law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied. Within the past three years, Seller has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Buyer.

Section 3.21	Employee Benefits.

(a)       Section 3.21(a) of the Disclosure Schedule lists each Employee Benefit Plan that Seller maintains, to which Seller contributes or has any obligation to contribute, or with respect to which Seller has any Liability.

(i)        Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) that is subject to the requirements of ERISA and the Code has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Law.

(ii)       All required reports and descriptions (including, to the extent applicable, Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of

COBRA have been met with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan subject to COBRA, to the extent applicable.

(iii)      All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iv)      Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.

(v)       With respect to each Employee Benefit Plan that Seller or any ERISA Affiliate maintains or has maintained during the past six years, or to which any of them contributes or has been required to contribute during the past six years, and which is subject to ERISA, there have been no Prohibited Transactions with respect to any such Employee Benefit Plan that have resulted in a material Liability to Seller. No Liability has been assessed against a Fiduciary for a breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Parent or any director or officer (or employee with responsibility for employee benefits matters) of Seller, threatened. Parent does not and no director or officer (or employee with responsibility for employee benefits matters) of Seller has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

(vi)      Seller has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.

(b)       Neither Seller nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section (35)). No asset of Seller is subject to any Lien under ERISA or the Code.

(c)       Neither Seller nor any ERISA Affiliate has incurred any Liability on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of ERISA Section 4205 and Section 4203, respectively) from any Multiemployer Plan, no such Liability has been asserted, and there are no events or circumstances that could result in any such partial or complete withdrawal; and neither Seller nor any ERISA Affiliate is bound by any contract or agreement or has any Liability described in ERISA Section 4204.

(d)       Seller does not maintain, contribute to or have an obligation to contribute to, nor has any Liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of Seller or of any other Person other than in accordance with COBRA or similar state law.

Section 3.22    Guaranties. Seller is not a guarantor and is not otherwise liable for any Liability (including indebtedness) of any other Person.

Section 3.23	Environmental, Health, and Safety Matters.

(a)       Each of Seller and its predecessors and Affiliates has complied and is in compliance with all material Environmental, Health, and Safety Requirements.

(b)       Without limiting the generality of the foregoing, each of Seller and its predecessors and Affiliates has obtained and complied with, and is in compliance with, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; and a list of all such permits, licenses and other authorizations is set forth on Section 3.23(b) of the Disclosure Schedule.

(c)       Neither Seller nor any of its predecessors or Affiliates have received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to the Acquired Assets arising under Environmental, Health, and Safety Requirements.

(d)       None of the following exists at any property or facility included in the Acquired Assets: (i) underground storage tanks; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments, or disposal areas.

(e)       Neither Seller nor any of its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

(f)        Neither this Agreement nor the consummation of the transactions that are contemplated by this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of Governmental Bodies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(g)       Seller has furnished to Buyer all environmental audits, reports and other material environmental documents relating to their or their predecessors’ or Affiliates’ past or current properties, facilities, or operations that are in their possession or under their reasonable control.

Section 3.24    Computer and Technology Security. Seller has taken all reasonable steps to safeguard the information technology systems utilized in the operation of the Business, including the implementation of procedures to ensure that such information technology systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and to date there have been no successful unauthorized intrusions or breaches of the security of such information technology systems.

Section 3.25	Certain Business Relationships With Seller. Except as set forth in

Section 3.25 of the Disclosure Schedule, (i) neither Parent nor any of its Affiliates (other than Seller), directors, officers, employees and shareholders has provided any material products or services to Seller within the past 12 months, and (ii) neither Parent nor any of its Affiliates, directors, officers, employees and shareholders, and Seller’s directors, officers, employees, and shareholders has been involved in any business arrangement or relationship with Seller within the past 12 months, and none of Parent, Parent’s Affiliates, directors, officers, employees and shareholders, and Seller’s directors, officers, employees, and shareholders owns any asset, tangible or intangible, that is used in the Business.

Section 3.26	Insurance Companies.

(a)       Section 3.26(a) of the Disclosure Schedule lists the seven largest Insurance Companies in terms of commission revenue of Seller for each of the two most recent fiscal years and sets forth opposite the name of each such Insurance Company the percentage of consolidated commission revenue of Seller attributable to such Insurance Company. Section 3.26(a) of the Disclosure Schedule also lists any additional current Insurance Companies that Seller anticipates shall be among the seven largest in terms of commissions revenue of Seller for the current fiscal year.

(b)       Since the date of the Most Recent Balance Sheet no Insurance Company paying material commissions to Seller or any of its Affiliates has indicated that it shall stop, or materially decrease the rate of, paying commissions to Seller or any of its Affiliates, and no Insurance Company listed on Section 3.26(a) of the Disclosure Schedule has indicated that it shall stop, or materially decrease the rate of, paying commissions to Seller or any of its Affiliates.

Section 3.27    Licenses. Seller has all Licenses necessary to own or lease, operate and use the assets of Seller and to carry on and conduct the Business, including those set forth in Section 3.27 of the Disclosure Schedule. For each such License, Section 3.27 of the Disclosure Schedule sets forth the individual designated as the licensed producer responsible for compliance with Law by Seller or any of its Affiliates and the name under which such License is issued if different than the name of Seller under its charter. There is no current published proposed change in any Law that would require Seller to obtain any additional Licenses in order to conduct the Business. Each License issued to Seller is valid, binding and in full force and effect and Seller has complied with all requirements of and is not in material default under any such License and has not received notice that any of them is in violation of any of the terms or conditions of such License and has not engaged in any activity which could cause revocation or suspension of, any such License. No loss or suspension of any License nor any proceeding or investigation which could result in such a loss or suspension is pending, or, to the Knowledge of the Seller Parties, threatened or reasonably foreseeable. Seller is not operating under any written or oral formal or informal agreement or understanding with any licensing authority or any other regulatory authority which restricts the conduct of its business or requires Seller to take or refrain from taking any actions. Except as indicated in Section 3.27 of the Disclosure Schedule, no consent or other approval is required with respect to such Licenses as a result of the transactions contemplated by this Agreement and all such Licenses will remain valid and in full force and effect after the Closing.

Section 3.28	Agency Operation.

(a)       Seller currently is, and has been since January 1, 2004, in material compliance with all legal requirements relating to the marketing, advertisement and sale of insurance products offered by Seller or any of its Affiliates, including applicable legal requirements (i) regulating advertisements or illustrations; (ii) requiring disclosure of policy information; (iii) requiring disclosure of information regarding commissions, service fees, brokerage fees or consideration payable to Seller, its Affiliates or its Producers in connection with the sale of Insurance Policies; (iv) prohibiting the payment of commissions, service fees, brokerage fees or other consideration to any party not holding a License necessary under applicable legal requirements; (v) prohibiting the use of unfair methods of competition; (vi) prohibiting deceptive acts or practices; and (vii) regulating replacement transactions.

(b)       Section 3.28(b) of the Disclosure Schedule lists all funds required to be maintained under any Law in each jurisdiction in which Seller or any of its Affiliates hold a License. Section 3.28(b) of the Disclosure Schedule accurately sets forth the dollar amount of each such deposit, the state Law pursuant to which such deposit is maintained and the name of the bank and the number of the bank account in which such deposit is maintained.

(c)       Section 3.28(c) of the Disclosure Schedule lists all bonds Seller is required to maintain under any applicable Law in each jurisdiction in which Seller or any of its Affiliates hold a License or conduct business.

(d)       With respect to all Insurance Policies written, sold or produced by or on behalf of Seller, Seller or its applicable Affiliate is and has been at all relevant times duly appointed by the applicable insurance carrier to act as an agent, broker or producer for such carrier and duly licensed as an insurance producer, agent or broker for the type of insurance sold in the applicable jurisdictions in which Seller or such applicable Affiliate wrote, sold or produced such business. At the time that each Insurance Policy was marketed and issued, the Producer who marketed such Insurance Policy was duly licensed by the appropriate Governmental Bodies in all states in which the owner of the policy resided and all states in which the coverage was marketed.

(e)       Each Producer, at the time such Producer wrote, sold or produced business for, through or on behalf of Seller, was duly appointed by the applicable insurance carrier or, to the extent permitted or required by applicable Law, by Seller or the applicable Affiliate to act as a producer, agent or broker for the insurance carrier, Seller or the applicable Affiliate and was duly licensed as an insurance producer, agent or broker (for the type of business written, sold or produced by such Producer) in the particular jurisdiction in which such Producer wrote, sold or produced such business; and neither Seller, any Affiliate of Seller nor, to the Knowledge of the Seller Parties, any such Producer violated (or with or without notice or lapse of time or both would have violated) any term or provision of any material legal requirements (including legal requirements relating to the marketing, sale or production of products for, through or on behalf of Seller).

(f)        Since January 1, 2004, there has been no examination or review of Seller by any Governmental Body with respect to its marketing, advertising and sale of insurance or its other conduct or affairs. Neither Seller nor any of its Affiliates has received any written notification from any Governmental Body with respect to such Governmental Body’s current intention to conduct such an examination or a review of Seller or any of its Affiliates. To the Knowledge of the Seller Parties, no such an examination or review is contemplated by any Governmental Body.

(g)       Except as set forth on Section 3.28(g) of the Disclosure Schedule, no customer or other party has made any inquiry, complaint, charge or claim to Seller or, to the Knowledge of the Seller Parties, any carrier or Governmental Body, with respect to the acts or omissions of Seller or any Producer or, to the Knowledge of the Seller Parties, threatened to do so, including any claim that an Insurance Policy offered or sold by Seller, any of its Affiliates or a Producer was not suitable or that any such offer or sale was inconsistent with the party’s objectives or instructions.

Section 3.29    Regulatory Filings. Except as set forth in Section 3.29 of the Disclosure Schedule and except for late filings that have been remedied without liability to Seller, since January 1, 2004, Seller has timely filed, or caused to be timely filed, all reports, statements, documents, registrations, filings or submissions required to be filed by Seller with any Governmental Body in connection with their respective businesses. All such registrations, filings and submissions were in compliance with all applicable legal requirements when filed or as amended or supplemented, and no deficiencies have been asserted by any such Governmental Body with respect to such registrations, filings or submissions.

Section 3.30    Producers. Seller is not involved in any material dispute with any agent, broker, producer or other Person involving Insurance Policies or Commission Rights. Section 3.30 of the Disclosure Schedule contains a list of all Producers, and a true and correct summary description of the compensation arrangements of Seller with such Producers, including any Contract or other arrangement that provides for compensation of such Producers. Section 3.30 of the Disclosure Schedule contains a list of all amounts currently owed by Seller to its Producers. Seller has implemented procedures and programs which are reasonably designed to ensure that their respective Producers are in material compliance legal requirements, including Law relating to advertising, licensing and sales practices.

Section 3.31	Commission Rights.

(a)       Section 3.31(a) of the Disclosure Schedule contains (i) a true, correct and complete list of all Insurance Policies and (ii) a policy-by-policy listing of commission rates payable to Seller with respect to such Insurance Policies. The obligations of each Insurance Company in respect of Commission Rights are in full force and effect. None of the Commission Rights is, or will be, subject to any right of set off, rescission, counterclaim, dispute, adverse claim or defense (other than (A) insurance company rights commonly found in agency agreements permitting rescission or suspension of the payment of commissions, none of which have been asserted by any Insurance Company or (B) a defense that any commission payment is not owed because the underlying Insurance Policy is no longer in force or any premiums due in respect of such policy have not been paid), whether arising in connection with the underlying Insurance Policy, the Insurance Contracts or otherwise.

(b)       All Commission Rights are fully and freely transferable and assignable with the consent of the applicable Insurance Companies, subject to standard restrictions and conditions imposed by the Insurance Companies and Insurance Contracts and execution of the related Assignments of Commissions by Seller or any of its Affiliates, as applicable. No Insurance Company or Governmental Body has alleged in any proceeding or otherwise alleged in writing, that any Commission Rights are illegal or unenforceable. Except as indicated in Section 3.31(b) of the Disclosure Schedule, no consent or other approval is required with respect to such Commission Rights as a result of the transactions contemplated by this Agreement and all such Commission Rights are valid and in full force and effect as of the Closing.

Section 3.32    Insurance Contracts. Seller has delivered to Buyer a true, correct and complete copy of each Insurance Contract. Section 3.32 of the Disclosure Schedule contains a true and complete list of each Insurance Company that is a party to an Insurance Contract. Each Insurance Contract and each of the underlying Insurance Policies is in full force and effect and constitutes a legal, valid and binding agreement of the respective Insurance Companies, underwriters, brokers, agencies or insured parties thereto, enforceable in accordance with its terms. Neither Seller nor any of its Affiliates nor, to the Knowledge of the Seller Parties, any other party to an Insurance Contract is in violation or breach of or default under an Insurance Contract and no condition exists or event has occurred and is continuing that with notice or lapse of time or both, would be a violation or breach of or default under such Insurance Contract or would impair the Commission Rights. There is no existing default under the terms of the underlying Insurance Policies and, to the Knowledge of the Seller Parties, no condition exists or event has occurred and is continuing that with notice, the lapse of time or both would constitute such a default. The Insurance Contract(s) have not been amended or modified and will not be amended or modified prior to the Closing without the prior written consent of Buyer. Neither Seller nor any of its Affiliates has waived or otherwise surrendered any rights it has under any Insurance Contracts.

Section 3.33    Solvency. Seller is, and after giving effect to the transactions contemplated by this Agreement will be, as of the Closing Date, Solvent.

Section 3.34    Fairness of Consideration. Seller acknowledges that the payment it will receive under this Agreement for the Acquired Assets owned by such Seller constitutes reasonably equivalent value, as such term is used in Section 548 of the United States Bankruptcy Code, 11 U.S.C. § 101 et seq., and as such term is used in Sections 4 and 5 of the Uniform Fraudulent Transfer Act, in exchange for the Acquired Assets.

Section 3.35    Creditors. Seller is not selling the Acquired Assets to Buyer with any intent to hinder, delay or defraud any of its creditors.

Section 3.36	Data Privacy.

(a)       The collection, use, transfer, import, export, storage, disposal, and disclosure by Seller of personally identifiable information, or other information relating to Persons protected by Law, has not violated and, if performed after Closing in substantially the same manner as performed immediately prior to Closing, will not violate any applicable Law relating to data collection, use, privacy, or protection (including any requirement arising under any constitution, statute, code, treaty, decree, rule, ordinance, or regulation) (collectively, “Data Laws”). Seller has complied with, and is presently in compliance with, its privacy policies, which policies comply with all Data Laws in all material respects. The transactions contemplated by this Agreement will not result in the violation of any Data Laws, or the respective privacy policies of Seller.

(b)       Without limiting the generality of the foregoing, Seller is in compliance in all material respects with the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996, including the privacy requirements set forth at 45 CFR Part 160 et seq. and the security regulations set forth in 45 CFR Part 142 et seq. Seller has created and maintained written policies and procedures to protect the privacy of all patient information, and have implemented commercially reasonable security procedures, including physical and electronic safeguards, to protect all personal information stored or transmitted in electronic form.

(c)       (i) There is no complaint, audit, proceeding, investigation, or claim against or, to the Knowledge of Parent and the directors and officers (and employees with responsibility for data privacy matters) of Seller, threatened against, Seller by any Governmental Body, or by any Person respecting the collection, use, transfer, import, export, storage, disposal, and disclosure of personal information by any Person in connection with Seller or the Business, and (ii) to the Knowledge of Parent and the directors and officers (and employees with responsibility for data privacy matters) of Seller, there have been no security breaches compromising the confidentiality or integrity of such personal information.

ARTICLE IV

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller and to Parent that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV.

Section 4.1      Organization of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation.

Section 4.2      Authorization of Transaction. Buyer has full power and authority (including full limited liability company power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general principles of equity. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

Section 4.3      Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II above), will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body, or court to which Buyer is subject or any provision of its certificate of formation, limited liability company operating agreement, or other governing documents or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article II above).

Section 4.4      Brokers’ Fees. Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

Section 4.5      Funds. Buyer has the funds necessary to consummate the transactions contemplated by this Agreement.

Section 4.6      Environmental Assessment. Based on Buyer’s review of the Owned Real Property, Buyer has no Knowledge of any violation of Environmental, Health, and Safety Requirements by Seller. The foregoing, however, does not limit or modify the representations and warranties of Seller and Parent in Section 3.23 of this Agreement or the right of Buyer to rely thereon.

ARTICLE V

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

Section 5.1      General. Each of the Parties will use his, her, or its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article VII below).

Section 5.2	Notices and Consents.

(a)       Seller will give any notices to third parties, and Seller will use its reasonable best efforts to obtain any third-party consents, referred to in Section 3.3 above, the Lease Consents, and the items set forth on Section 5.2(a) of the Disclosure Schedule. For greater clarity, the items set forth on Section 5.2(a) of the Disclosure Schedule may include the novation of agreements between an Insurance Company and Seller as agreements between such Insurance Company and Buyer. Each of the Parties will give any notices to, make any filings with, and use his, her, or its reasonable best efforts to obtain any authorizations, consents, and approvals of Governmental Bodies in connection with the matters referred to in Section 3.3 and Section 4.3 above.

(b)       Seller will, and shall cause its Affiliates to, use their reasonable best efforts to assist Buyer in its efforts to assign, at or prior the Closing, all Commission Rights to Buyer or an Affiliate of Buyer designated by Buyer, including executing and delivering all Assignments of Commissions, notices, documents, other assignments or certificates reasonably requested by Buyer. Without limiting the foregoing, the Seller shall, on, or as soon as practicable after, the date of this Agreement prepare, execute and deliver to each of the Insurance Companies, one or more Assignments of Commissions assigning all Commission Rights to Buyer or an Affiliate of Buyer designated by Buyer (or such other agreements as are necessary or advisable to seek to ensure that each Producer has the same relationship with respect to the

Business as operated by Buyer following the Closing as such Producer had prior to the Closing), and use reasonable efforts to obtain the countersignature of each Insurance Company acknowledging (or if required by the terms of the applicable Insurance Contract, consenting to) such assignment.

Section 5.3      Operation of Business. Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Seller will not (a) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock; (b) pay any amount to any third party with respect to any Liability (including any costs and expenses Seller has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) that would not constitute an Assumed Liability if in existence as of the Closing; (c) maintain in full force and effect its material contractual arrangements, including all Insurance Contracts; (d) waive or otherwise surrender any rights under any Insurance Contract; or (e) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.8 above.

Section 5.4      Preservation of Business. Seller will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

Section 5.5      Full Access. Seller will permit representatives of Buyer to have full access at all reasonable times, and in a manner so as not to materially interfere with the normal business operations of Seller, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Seller.

Section 5.6      Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Article III and Article IV above. No disclosure by any Party pursuant to this Section 5.6, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

Section 5.7      Exclusivity. Neither Parent nor Seller will (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Parent and Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

Section 5.8      Maintenance of Real Property. Seller shall maintain the Real Property, including all of the Improvements, in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Real Property or any portion thereof, without the prior written consent of Buyer.

Section 5.9      Leases. Seller will not amend, modify, extend, renew or terminate any Lease, nor will Seller enter into any new lease, sublease, license or other agreement for the use or occupancy of any Real Property, without the prior written consent of Buyer.

Section 5.10    No Impairment of Commission Rights. Prior to the Closing Date, neither Parent nor Seller nor any of their Affiliates will (and, following the Closing, neither Parent nor Seller will), directly or indirectly, (a) engage in any effort to induce any Person to surrender, convert, replace, lapse or forfeit any Insurance Policy; (b) encourage any agent or other Person to engage in such efforts or activities; (c) discuss any such efforts or activities with any agent or other Person; (d) breach or permit the occurrence of a breach with respect to any agreement with any Insurance Company that could result in the impairment of Seller’s receipt of the payments on account of the Commission Rights; or (e) otherwise engage in any action or activity that could in any way impair Seller’s receipt of such payments.

Section 5.11    Title Insurance and Surveys. Seller shall use its best efforts to assist Buyer in obtaining the Title Commitments, Title Policies and Surveys in form and substance as set forth in Article VII of this Agreement within the time periods set forth therein, including removing from title any Liens that are not Permitted Encumbrances; Seller shall provide the Title Company with any affidavits, indemnities, memoranda or other assurances requested by the Title Company to issue the Title Policies.

Section 5.12    Payment of Accounts Receivable from Affiliates. Not less than one Business Day prior to the Closing, Parent shall, and shall cause Guarantor and each of Parent’s and Guarantor’s respective Affiliates to, pay to Seller the full amount of any accounts receivable owed by each such Person to Seller (including accounts receivable of the type set forth in the asset category “Due from Affiliate” on the Most Recent Balance Sheet) and Seller shall certify such payment in writing to Buyer prior to the Closing.

ARTICLE VI

OTHER COVENANTS

The Parties agree as follows:

Section 6.1      Confidentiality. From and after the date hereof, each of the Parties agrees that it will not, nor will it permit any of its Affiliates to, make use of, divulge or disclose to any third party (other than any agent or employee of Buyer) any Confidential Information of the other Party and in the case of Seller and Parent, following the Closing, any Confidential Information included in the Acquired Assets, other than as required by Law, unless (a) such information was or becomes generally available to the public other than as a result of a disclosure by such Party or any of its Affiliates or (b) such information was or becomes available to such Party on a non-confidential basis from a source other than from any other Party that is not an Affiliate of such Party and such source is not bound by a confidentiality obligation to any of the Parties. This Section 6.1 shall supersede any other agreements relating to the confidentiality of Confidential Information between or among the Parties or their Affiliates.

Section 6.2      Use of Name; Change of Name. Each of Parent and Seller consent to, and hereby provides any license required in connection with, Buyer’s use of the name “Network Insurance Senior Health Division” prior to the Closing Date in connection with the formation of Buyer, Buyer’s preparation to operate the Business following the Closing, or other activities of Buyer contemplated by this Agreement. On the Closing Date, each of Parent and Seller shall, and hereby agree to, unconditionally, irrevocably and in perpetuity, relinquish to the Buyer all rights to the use of the name “Network Insurance Senior Health Division” and each of its trade names, trademarks and service marks in the Acquired Assets and any and all derivative forms thereof. Seller and each other entity with a corporate name which includes all or a portion of a trade name, trademark or service mark included in the Acquired Assets shall change its corporate name to a name which does not include all or a portion of any trade name, trademark or service mark included in the assets and shall make all necessary legal filings with the appropriate authorities to reflect such change and promptly provide to Buyer evidence of each such change.

Section 6.3      Tax Certificates. Each of Parent and Seller hereby covenants and agrees to obtain, on or after the Closing Date, all tax clearance certificates for each jurisdiction where Seller is engaged in business or a portion of the assets of Seller is located.

Section 6.4      Transfer of the Seller Accounts; Post-Closing Remittances. As soon as practicable following the Closing Date, immediately following the Closing, Parent and Seller shall transfer complete control of the Seller Accounts (including transferring exclusive signature authority over the Seller Accounts to Buyer by delivering signature cards acceptable to Buyer to the financial institutions at which the Seller Accounts are maintained) to officers of Buyer designated by Buyer to Seller prior to the Closing, and thereafter neither Parent nor Seller nor any of their respective employees, agents or Affiliates shall use, access or otherwise exercise any control over the Seller Accounts. If the foregoing method of transferring control over the Seller Accounts is not reasonably achievable, Seller shall transfer control over the accounts in another manner acceptable to Buyer in its sole discretion. If, after the Closing Date, Parent, Seller or any of their Affiliates shall receive any remittance from any account debtors with respect to any accounts receivable of Seller, Parent and Seller shall forward the amount of such remittance to Buyer promptly following receipt thereof.

Section 6.5      Cooperation in Transition. Before and after the Closing, Parent and Seller shall cooperate with and assist Buyer in any manner reasonably requested by Buyer to put Buyer in possession and control of the Acquired Assets and permit Buyer to operate the Business following the Closing. Parent and Seller (a) understand, acknowledge and agree that, prior to the Closing, Thomas Patrick and Wanita Patrick, who are officers and employees of Seller, will assist Buyer in preparing to operate the Business following the Closing, and hereby irrevocably waive any conflict of interest that may result from such assistance and (b) irrevocably waive and release any rights or claims that Parent or Seller may have against either Thomas Patrick or Wanita Patrick as a result of such assistance or such conflict of interest, except for any breach of the confidentiality agreement between each of Thomas Patrick and Wanita Patrick and Seller.

Section 6.6      Further Assurances. The Parties agree (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents and

(c) to do such other acts and things, all as any other Party may reasonably request, for the purpose of carrying out the intent of this Agreement.

Section 6.7      Employee Benefits Matters. Buyer will not adopt or assume any of the Employee Benefit Plans that Seller maintains. Not less than two Business Days prior to the Closing, Parent will pay (or will deposit with a third party for payment on or before the Closing Date) all amounts owed by Seller to its employees in respect of accrued vacation, severance pay, paid time off and all change in control and similar amounts payable to Seller’s employees as of the Closing Date (the “Employee Payments”).

Section 6.8      Director and Officer Liability and Indemnification. For a period of six years after the Closing Date, Seller shall not, and Parent shall cause Seller not to, amend, repeal or modify any provision in its articles of incorporation or by-laws relating to the exculpation or indemnification for any officers and directors (unless required by law), it being the intent of the parties hereto that the officers and directors of Seller shall continue to be entitled to such exculpation and indemnification to the full extent of the law for acts or omissions prior to the Closing; provided, that, (a) this provision shall not modify Seller’s or Parent’s indemnification obligations hereunder and (b) to the extent that the applicable claims relate to group-wide issues of Parent and its Affiliates, Seller shall not be required to provide indemnification to such officers and directors.

Section 6.9      Payroll Tax Matters. Seller and Buyer acknowledge and agree that they will follow the Standard Procedure specified in Revenue Procedure 2004-53, 2004-2 Cum. Bull. 320, Sec. 4, whereby, among other matters, (a) Seller will be responsible for and perform all tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Seller to any employee of Seller hired by Buyer in connection with the operation of the Business prior to the Closing, and (b) Buyer will be responsible for and perform all tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer to any employee of Seller hired by Buyer in connection with the operation of the Business after the Closing.

ARTICLE VII

CONDITIONS TO OBLIGATION TO CLOSE

Section 7.1      Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)       the representations and warranties set forth in Article III above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the terms “material,” “Material Adverse Effect” and “Material Adverse Change”) shall be true and correct in all respects at and as of the Closing Date;

(b)       Each of Seller and Parent shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Seller shall have performed and complied with all of such covenants (as so written, including the “material,” “Material Adverse Effect” and “Material Adverse Change”) in all respects through the Closing;

(c)       Seller shall have procured all of the third-party consents, novations and other items specified in Section 5.2 above;

(d)       no action, suit, or proceeding shall be pending or threatened before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) adversely affect the right of Buyer to own the Acquired Assets and to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(e)       (i) Seller shall not have declared any dividend or made any other distribution or payment to its stockholders during the period beginning on July 1, 2008 and ending on the Closing Date, and (ii) the EBITDA of Seller for the 12 months immediately preceding the Closing Date shall not be materially less than the EBITDA of Seller for the 12 months ended June 30, 2008;

(f)        Seller shall have delivered to Buyer an officer’s certificate to the effect that each of the conditions specified above in Section 7.1(a)-(e) is satisfied in all respects;

(g)       All consents, approvals and actions of, filings with and notices to any Governmental Body necessary (as determined by Buyer, in its reasonable discretion) to permit Buyer and Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby, (i) shall have been duly obtained, made or given; (ii) shall be in form and substance reasonably satisfactory to Buyer; (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived; and (iv) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Body necessary for the consummation of the transactions contemplated by this Agreement, shall have occurred;

(h)       Seller shall have delivered to Buyer Assignments of Commission from each Person designated by Buyer;

(i)        All Licenses that are required to own and operate the assets of Seller and to carry on the Business shall remain in full force or have been transferred to or obtained by Buyer on terms and conditions no less favorable to Buyer than they are to Seller;

(j)	[INTENTIONALLY OMITTED]

;

(k)	[INTENTIONALLY OMITTED]

(l)        Buyer shall have received an appraisal from a third party appraiser satisfactory to Buyer indicating that the building on the Owned Real Property located at Wall Springs Executive Park Lot 4, 3523 Palm Harbor Blvd., Palm Harbor, FL 34683 has a fair market value of not less than $500,000;

(m)      all actions to be taken by Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to Buyer;

(n)       Seller shall have obtained and delivered to Buyer a written consent for the assignment of each of the Leases from the landlord or other party whose consent thereto is required under such Lease (the “Lease Consents”), in form and substance satisfactory to Buyer;

(o)       Seller shall have obtained and delivered to Buyer an estoppel certificate with respect to each of the Leases, dated no more than 30 days prior to the Closing Date, from the other party to such Lease, in form and substance satisfactory to Buyer (the “Estoppel Certificates”);

(p)       Seller shall have obtained and delivered to Buyer a non-disturbance agreement with respect to each of the Leases for the Leased Real Property, in form and substance satisfactory to Buyer, from each lender encumbering any real property underlying the Leased Real Property for such Lease (the “Non-Disturbance Agreements”);

(q)       Seller shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Code Section 1445 stating that Seller is not a “foreign person” as defined in Code Section 1445 (the “FIRPTA Affidavit”);

(r)        no damage or destruction or other change has occurred with respect to any of the Real Property or any portion thereof that, individually or in the aggregate, would materially impair the use or occupancy of the Real Property or the operation of the Business thereon;

(s)       each of Thomas Patrick and Wanita Patrick shall have entered into employment agreements with Buyer on terms reasonably satisfactory to Buyer, and such agreements shall be in full force and effect as of the Closing;

(t)        Parent shall have delivered to Buyer copies of the certificate of incorporation of Seller certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Seller’s incorporation;

(u)       Parent shall have delivered to Buyer copies of the certificate of good standing (or existence, if applicable) of Parent and Seller issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s organization and of each jurisdiction in which Seller is qualified to do business;

(v)       Parent shall have delivered to Buyer a certificate of the secretary or an assistant secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the certificate of incorporation of Parent since the date specified in the certificate of good standing (or existence, if applicable) of Parent; (ii) the bylaws of such Parent; (iii) the resolutions of the board of directors (or a duly authorized committee thereof) of Parent authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of Parent executing this Agreement or any other agreement contemplated by this Agreement;

(w)      Parent shall have delivered to Buyer a certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the certificate of incorporation of Seller since the date specified in certificate of good standing (or existence, if applicable) of such entity; (ii) the bylaws of Seller; and (iii) any resolutions of the board of directors of Seller relating to this Agreement and the transactions contemplated hereby;

(x)       Buyer shall have obtained, no later than ten days prior to the Closing, a commitment for a 1992 ALTA Owner’s Title Insurance Policy or other form of policy acceptable to Buyer for each Owned Real Property (other than Owned Real Property located outside the U.S.) and each Leased Real Property identified by Buyer (the “Material Leased Real Property”), issued by a title insurance company satisfactory to Buyer (the “Title Company”), together with a copy of all documents referenced therein (the “Title Commitments”);

(y)       at Closing, Buyer shall have obtained title insurance policies from the Title Company (which may be in the form of a mark-up of a pro forma of the Title Commitments) in accordance with the Title Commitments, insuring Buyer’s fee simple title to each Owned Real Property or Buyer’s legal, valid, binding and enforceable leasehold interest in each Material Leased Real Property (as the case maybe), as of the Closing Date (including all recorded appurtenant easements, insured as separate legal parcels), with gap coverage from Seller through the date of recording, subject only to Permitted Encumbrances, in such amount as Buyer reasonably determines to be the value of the Real Property insured thereunder and which shall include the endorsements identified herein (the “Title Policies”); the Title Policies shall have the creditor’s rights exception deleted, and shall include the following endorsements (to the extent available in the applicable jurisdiction, but regardless of whether any additional amount is charged for such endorsement), in form and substance reasonably acceptable to Buyer: (i) extended coverage endorsement (insuring over the general or standard exceptions); (ii) ALTA Form 3.1 zoning endorsement (with parking), or if unavailable in the applicable jurisdiction, a satisfactory zoning letter from the local zoning authorities; (iii) a survey accuracy endorsement (insuring that the Real Property described therein is the real property shown on the Survey (as defined below) delivered with respect thereto and that such Survey is an accurate survey thereof); (iv) access endorsement (insuring that the Real Property described therein is adjacent to a public street and has direct and unencumbered pedestrian and vehicular access to such public street); (v) ALTA Form 9 owner’s comprehensive endorsement; (vi) tax parcel number endorsement (insuring that the tax parcel number in the endorsement includes all of the Real Property insured thereunder and no other real property); (vii) if the Real Property insured therein consists of one or more adjacent parcels, a contiguity endorsement (insuring that all of such parcels are contiguous to one another without any gaps or gores); (viii) utilities endorsement (insuring the availability of utilities to the Real Property); and (ix) such other endorsements as reasonably requested by Buyer; and each of Buyer and Seller shall pay one-half of all fees, costs and expenses with respect to the Title Commitments and Title Policies; and

(z)       Buyer shall have obtained, no later than ten days prior to the Closing, a survey for each Owned Real Property and Material Leased Real Property, dated no earlier than the date of this Agreement, prepared by a surveyor licensed in the jurisdiction where the real property is located, satisfactory to Buyer, and conforming to 1999 ALTA/ACSM Minimum Detail Requirements for Land Title Surveys, including Table A Items Nos. 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(b)(2), 13, 14, 15, and 16, and such other standards as the Title Company and Buyer require as a condition to the removal of any survey exceptions from the Title Policies, and certified to Buyer and the Title Company, in a form and with a certification satisfactory to each of such parties (the “Surveys”); the Surveys shall not disclose any encroachment from or onto any of the Real Property or any portion thereof or any other survey defect that has not been cured or insured over to Buyer’s reasonable satisfaction prior to the Closing; and Seller shall have paid or committed to pay all fees, costs and expenses with respect to the Surveys.

(aa)	Parent shall have made the Employee Payments as provided in Section 6.7.

Buyer, in its sole discretion may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

Section 7.2      Conditions to Seller’s Obligation. Seller’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)       the representations and warranties set forth in Article IV above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the “material,” “Material Adverse Effect” and “Material Adverse Change”) shall be true and correct in all respects at and as of the Closing Date;

(b)       Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the “material,” “Material Adverse Effect” and “Material Adverse Change”) in all respects though the Closing;

(c)       no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d)       Buyer shall have delivered to Seller a manager’s certificate to the effect that each of the conditions specified above in Section 7.2(a)-(c) is satisfied in all respects;

(e)	[INTENTIONALLY OMITTED]; and

(f)        all actions to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Seller.

Seller, in its sole discretion, may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing.

ARTICLE VIII

TERMINATION

Section 8.1      Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(a)       Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)       Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before June 30, 2009, by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(c)       Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before June 30, 2009, by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

Section 8.2      Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1      Survival of Representations and Warranties. The representations and warranties of Seller, Parent and Buyer contained in this Agreement, or in any other agreement, certificate or other instrument delivered by Seller or Parent pursuant to this Agreement (each, a “Transaction Document”) shall survive for a period of two years following the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 3.11 and 3.21 shall survive until 30 days after the expiration of the applicable statutes of limitations (and any extensions thereof) governing such claims; and (b) the representations and warranties contained in Sections 3.1, 3.2, 3.5 (except for the last sentence thereof) and 3.6 and Sections 4.1 and 4.2 shall survive indefinitely. Neither the period of survival nor the liability of any Indemnifying Party with respect to representations and warranties shall be reduced by any investigation made at any time by or on behalf of any Indemnified Party. If written notice of a claim setting forth in reasonable detail the basis of such claim has been given prior to the expiration of the applicable representations and warranties by the Indemnified Party to the applicable Indemnifying Party in accordance with Section 9(b), then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

Section 9.2	Indemnification.

(a)       Indemnification of Buyer. Subject to this Article IX, Buyer and its Affiliates, members, managers, officers, employees, agents, successors and assigns (for purposes of the Article IX, the “Buyer Indemnified Parties”) shall be indemnified and held harmless by the Seller and Parent, jointly and severally, for the amount of any and all obligations, losses, causes of action, damages, claims, costs and expenses, interest, awards, deficiencies, liabilities, charges, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (whether or not incurred or suffered in a legal action brought or otherwise initiated by Buyer or its Affiliates) (hereinafter a “Buyer Loss”) arising out of or resulting from:

(i)        any breach of a representation or warranty made by Seller or Parent in this Agreement or in any other Transaction Document;

(ii)       the breach by Seller or Parent of any covenant or agreement on the part of the Seller or Parent contained herein or in any other Transaction Document; and

(iii)      any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties, causes of action, choses in action, rights of recovery with respect to any of the foregoing and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) arising out of or relating to the Liabilities of Seller that are not Assumed Liabilities, including, without limitation, liabilities related to the repayment of commissions received by Seller prior to the Closing and environmental, regulatory and products liability claims and losses and other liabilities related thereto.

To the extent that the Seller’s and Parent’s undertakings set forth in this Section 9.2(a) may be unenforceable, each of Seller and Parent shall jointly and severally contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Buyer Losses. Seller’s and Parent’s maximum obligation to indemnify and hold the Buyer Indemnified Parties harmless from and against Buyer Losses shall be (A) unlimited with respect to fraud or breaches of Sections 3.1, 3.2, 3.4, 3.5 (except for the last sentence thereof), 3.6 and 3.11 (the “Specified Representations”); (B) with respect to breaches of Sections 3.7 and 3.25, limited to and shall not, in the aggregate, taken together with any other Buyer Losses, exceed the Purchase Price, and (C) for all other matters, limited to and shall not, in the aggregate, taken together with any other Buyer Losses, exceed 50% of the Purchase Price.

(b)       Indemnification of Seller. Subject to the terms and conditions of this Article IX, Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (for purposes of the Article IX, the “Seller Indemnified Parties”) shall be indemnified and held harmless by Buyer, for the amount of any and all liabilities, losses, damages, claims, costs and expenses, awards, judgments and penalties actually suffered or incurred by such Seller Indemnified Party (including, without limitation, any legal action brought or otherwise initiated by such Seller) (hereinafter a “Seller Loss”), arising out of or resulting from any misrepresentation or breach of representation or covenant made or to be performed by Buyer pursuant to this Agreement or any other Transaction Document. To the extent that Buyer’s undertakings set forth in this Section 9.2(b) may be unenforceable, Buyer shall, collectively, contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Seller Losses. Notwithstanding the foregoing, Buyer’s obligation to indemnify and hold the Seller Indemnified Parties from and against Seller Losses shall be limited to and shall not, in the aggregate, exceed the Purchase Price.

(c)       Dollar Limitations. Seller shall not be required to provide indemnification to any Buyer Indemnified Party pursuant to Section 9.2(a) until the aggregate amount of Buyer Loss incurred by the Buyer Indemnified Parties pursuant to such provision exceeds $70,000 in the aggregate (the “Basket”); once the Basket is exceeded the Buyer Indemnified Parties shall be entitled to recover all Buyer Losses so identified from the first dollar of such Buyer Losses without regard to the Basket. Notwithstanding the foregoing, the Basket shall not apply to claims arising out of or resulting from fraud by Seller or Parent or the Specified Representations being breached. Buyer shall not be required to provide indemnification to any Seller Indemnified Party pursuant to Section 9.2(b) until the aggregate amount of Seller Loss incurred by the Seller Indemnified Parties pursuant to such provision exceeds the Basket; once the Basket is exceeded the Seller Indemnified Parties shall be entitled to recover for all Seller Losses so identified from the first dollar of such Seller Losses without regard to the Basket.

(d)       Claims. No Party will be liable for any claim for indemnification under this Section 9.2 unless written notice of a claim for indemnification is promptly delivered by the Party seeking indemnification (the “Indemnified Person”) to the Party from whom indemnification is sought (the “Indemnifying Person”) prior to the expiration of the applicable survival period, if any, set forth in Section 9.1 (a “Third Party Claim”)); provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder except to the extent that the Indemnifying Party is prejudiced thereby. All notices given pursuant to this Section 9.2(d) will describe with reasonable specificity the basis of the Indemnified Party’s claim for indemnification. Upon receipt of notice of a Third Party Claim, the Indemnifying Party will be entitled to participate therein and, to the extent desired, to assume the defense thereof with counsel of its choice; provided that such counsel is reasonably acceptable to the Indemnified Party. However, the Indemnified Party may continue to participate in (but not control) such defense at its own cost and expense, which costs and expenses shall not be subject to the indemnification provisions in this Article IX unless (i) the Indemnifying Party does not actually assume the defense thereof in a commercially reasonable manner following notice of such election or (ii) counsel for the Indemnified Party has reasonably determined that a conflict could result from having the same counsel represent the Indemnified Party and the Indemnifying Party. If the Indemnifying Party does not assume the defense of such Third Party Claim, the Indemnified Party will have the right to undertake the defense of such Third Party Claim, by counsel or other representatives of its own choosing (subject to the right of the Indemnifying Party to assume the defense of or opposition to such Third Party Claim at any time prior to settlement, compromise or final determination thereof). Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

(e)       Losses Net of Insurance. The amount of any Buyer Loss or Seller Loss for which indemnification is provided pursuant to this Section 9.2 shall be net of any insurance proceeds, less the reasonable costs of collection thereof, to the extent actually received by the Buyer Indemnified Party or the Seller Indemnified Party, as applicable.

(f)        Exclusivity. The parties hereto agree that, from and after the Closing Date, with respect to any breach or violation of any representation or warranty or any covenant, obligation or other term set forth in this Agreement, the only relief available to the party indemnified for such breach in respect of such breach shall be (i) damages, but only to the extent properly claimable hereunder as may be limited pursuant to this Section 9.2; (ii) specific performance to enforce the terms of this Agreement; or (iii) injunctive relief or declaratory relief if a court of competent jurisdiction in its discretion grants the same.

(g)       Treatment of Indemnity Payments. Seller, Parent and Buyer agree to treat all payments made by either of them to or for the benefit of the other under this Section 9.2 as increases or decreases, as applicable, to the Purchase Price.

ARTICLE X

MISCELLANEOUS

Section 10.1    Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will advise the other Party prior to making the disclosure and confer with such other Party regarding the text of any such disclosure).

Section 10.2    No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 10.3    Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and their Affiliates and supersedes any prior understandings, agreements, or representations by or between the Parties or their Affiliates, written or oral, to the extent they relate in any way to the subject matter hereof or to any other matter.

Section 10.4    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

Section 10.5    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by facsimile transmission (including the delivery of documents in Adobe PDF format) shall constitute execution and delivery of this Agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

Section 10.6    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.7    Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient; (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (c) one Business Day after being sent to the recipient by facsimile transmission or electronic mail; or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller or Parent:

Network Insurance Senior Health Division, Inc.

c/o Penn Treaty Network America Insurance Company, Inc.

3440 Lehigh Street

Allentown, PA 18103

Attn: William Hunt

Facsimile: (610) 967-1098

With a copy to:

Ballard Spahr Andrews & Ingersoll, LLP

1735 Market Street, 51st Floor

Philadelphia, PA 19103

Attn: Justin P. Klein

Facsimile: (215) 864-9166

If to Buyer:

Network Insurance Senior Health Division ALG, LLC

c/o AmeriLife Group, L.L.C.

AmeriLife Towers

2536 Countryside Boulevard

Clearwater, FL 33763

Attn: Timothy O. North

Facsimile: (727) 726-8076

With a copy to:

Wollmuth Maher & Deutsch LLP

500 Fifth Avenue

New York, NY 10110

Attn: David H. Wollmuth

Facsimile: (212) 382-0050

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 10.8    Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 10.9    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, Seller and the Parent; provided that any amendment or waiver that would affect the obligations of Guarantor pursuant to Section 10.17 in a manner adverse to Guarantor shall not be effective unless approved in writing by Guarantor. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

Section 10.10  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 10.11  Expenses. Buyer will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Parent shall be responsible for all costs and expenses of Parent and Seller (including all of their legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby and any and all amounts owed by Parent or Seller to Friedman, Billings, Ramsey & Co., Inc. in connection with this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be equally divided by Buyer and Seller and one-half of each such item shall be paid by each of Buyer and Seller when due. Each of Buyer and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges for which such Party is directly liable and shall be reimbursed by the other Party for such reimbursing Party’s one-half share of such Taxes, fees and charges. If required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 10.12  Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

Section 10.13  Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 10.14  Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the Business is unique and recognize and affirm that in the event Parent breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

Section 10.15  Submission to Jurisdiction. Each Party to this Agreement, by its execution hereof, hereby (a) irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York, New York County or the United States District Court located in the State of New York, New York County for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof; (b) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (c) agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each Party hereby (i) consents to service of process in any such action in any manner permitted by New York law; (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.7 hereof, will constitute good and valid service of process in any such action; and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 10.16  Waiver of Trial by Jury. THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH PROCEEDING.

Section 10.17  Guaranty. Guarantor hereby unconditionally and irrevocably guarantees each and every obligation of Seller and Parent under the terms of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

NETWORK INSURANCE SENIOR HEALTH DIVISION ALG, LLC

By: AmeriLife Group LLC, its Manager

By:	/s/Timothy North
Timothy North, CEO

SELLER:

NETWORK INSURANCE SENIOR

HEALTH DIVISION, INC.

By: /s/William Thomas Patrick
Name: William Thomas Patrick
Title:	President

PARENT:

PENN TREATY NETWORK AMERICA
INSURANCE COMPANY, INC.

By: /s/ William W. Hunt
Name: William W. Hunt
Title:	President & CEO

GUARANTOR:

PENN TREATY AMERICAN
CORPORATION

By: /s/William W. Hunt
Name: William W. Hunt
Title:	President & CEO